UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 28, 2010

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) is pleased to invite you to attend the 2010 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 3, 2010, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders.  We have also enclosed Farmer Mac’s 2009 Annual Report.  Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation.  Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation.  The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting.  If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,

Lowell Junkins
Acting Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING
April 28, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) will be held on Thursday, June 3, 2010, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for fiscal year 2010; and

•	to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

Eligible holders of record of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 14, 2010 are entitled to notice of and to vote at the meeting and any adjournment(s) of the meeting.

For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card and return it in the postage prepaid envelope.  This will ensure the voting of your shares if you do not attend the meeting.  Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting.  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

By order of the Board of Directors,

Jerome G. Oslick
Corporate Secretary

Table of Contents

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on June 3, 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) of proxies from the holders of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock (together, the “Voting Common Stock”).  The Corporation is not soliciting proxies from the holders of its Class C Non-Voting Common Stock.  The proxies will be voted at the 2010 Annual Meeting of Stockholders of the Corporation (the “Meeting”), to be held on Thursday, June 3, 2010, at 8:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournments or postponements of the Meeting.  The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 28, 2010.

The Board of Directors of the Corporation (the “Board of Directors” or “Board”) will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for fiscal year 2010.  The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac’s Annual Meeting of Stockholders to be held on June 3, 2010:  the Proxy Statement, sample proxy cards and Farmer Mac’s 2009 Annual Report are available at www.farmermac.com/investors/annualmeeting/.

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors.  Title VIII of the Farm Credit Act of 1971, as amended (the “Act”), provides that the Corporation’s Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions.  The Act also provides that the Corporation’s Class B Voting Common Stock may be held only by Farm Credit System institutions.  Holders of Voting Common Stock who are not eligible holders of that stock should dispose of their ownership of such stock to eligible holders.  Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

The Act provides that five of the directors will be elected by a plurality of the votes of the holders of the Class A Voting Common Stock (the “Class A Holders”), and five of the directors will be elected by a plurality of the votes of the holders of the Class B Voting Common Stock (the “Class B Holders”).  The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.  No director or nominee for director is or has been an officer or employee of the Corporation.  As of April 1, 2010, thirteen of Farmer Mac’s fourteen directors were “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards.  After the Meeting, assuming all of the nominees for director are elected, nine of Farmer Mac’s directors will be independent, in part due to a change in the definition of “independent” in Farmer Mac’s Corporate Governance Guidelines that will become effective on the date of the Meeting.  See “Director Independence” for more information regarding the Board’s independence determinations and the change to the definition of “independent” in Farmer Mac’s Corporate Governance Guidelines.

Record Date

The Board of Directors has fixed April 14, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting.  At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting.  See “Principal Holders of Voting Common Stock.”

Voting

The holders of Farmer Mac’s Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors.  Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class.  All of a stockholder’s votes may be cast for a single candidate for director or may be distributed among any number of candidates.  Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.  Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

The presence, in person or by proxy, of the holders of at least a majority of the Corporation’s outstanding Voting Common Stock is required to constitute a quorum at the Meeting.  Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proxy Procedure

Any holder of Voting Common Stock who is unable to attend the Meeting in person will be afforded the right to vote by means of the proxy solicited by the Board of Directors.  When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder.  Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.  A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card.  Under those circumstances, unless other instructions are given in writing, the stockholder’s votes will then be cast evenly among the remaining nominees for its class.  Stockholders who intend to cumulate their votes for one or more nominee(s) are urged to read the instructions on the proxy card and to indicate the manner in which votes shall be cumulated in the space to the right of the nominee name(s) on the proxy card.  The five nominees from each class who receive the greatest number of votes will be elected directors.  If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other nominee(s) as the Board of Directors may designate.  If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

Shares of Voting Common Stock represented by proxies marked “Abstain” for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum, but will not be voted for or against such proposal.  If a proposal involves a vote for which a broker (or its nominee) may only vote a customer’s shares in accordance with the customer’s instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation (“broker non-votes”) will be counted as shares present at the Meeting for purposes of determining whether a quorum is present, but will not be voted for or against such proposal.  Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors).  Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.  Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting.  Mere attendance at the Meeting, however, will not constitute revocation of a proxy.  Written notices revoking a proxy should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Proxy Committee is composed of three officers of the Corporation—Timothy L. Buzby, Jerome G. Oslick and Tom D. Stenson—and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified.  The Proxy Committee will also vote the shares represented thereby in accordance with its members’ best judgment on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors.  In addition, the Audit Committee’s selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation’s Amended and Restated By-Laws (the “By-Laws”).  The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting.  In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Proposals of stockholders to be presented at the Meeting were required to be received by the Corporate Secretary before December 29, 2009 for inclusion in this Proxy Statement and the accompanying proxy.  Other than the election of ten members to the Board of Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for fiscal year 2010, the Board of Directors knows of no other matters to be presented for action at the Meeting.  If any other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members’ best judgment.

If any stockholder eligible to do so intends to present a proposal for consideration at the Corporation’s 2011 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal on or before December 27, 2010 to be considered for inclusion in the 2011 Proxy Statement.  Proposals should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  In addition, if any stockholder notifies the Corporation after March 1, 2011 of an intent to present a proposal at the Corporation’s 2011 Annual Meeting of Stockholders, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Board of Directors Meetings and Committees

In 2009, the Board of Directors held a total of ten meetings.  Each member of the Board attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during 2009.  As Acting Chairman of the Board, Lowell L. Junkins presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate.  All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors.  All members of the Board of Directors at the time of the 2009 Annual Meeting of Stockholders attended that meeting.

The Board has established seven standing committees to assist it in the performance of its responsibilities.  The committees currently consist of the following:  Audit Committee, Compensation Committee, Corporate Governance Committee, Credit Committee, Finance Committee, Marketing Committee and Public Policy Committee.  Each director serves on at least one committee.  See “Class A Nominees,” “Class B Nominees” and “Directors Appointed by the President of the United States” for information regarding the committees on which directors serve.  The Audit Committee and the Compensation Committee met ten times and thirteen times, respectively, during 2009.  The Corporate Governance Committee, which selects nominees for election to the Board of Directors, approves corporate governance policies for the Corporation, sets agendas for the meetings of the Board of Directors and is able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met thirteen times during 2009.  The Credit Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporation’s Seller/Servicer Guide and making recommendations to the Board of Directors on credit matters, met seven times during 2009.  The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation’s financial affairs, met seven times during 2009.  The Marketing Committee, which is responsible for the development and monitoring of the Corporation’s programs and marketing plan, met five times during 2009.  The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation’s relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met six times during 2009.  See “Item No. 1: Election of Directors,” “Executive Compensation Governance” and “Report of the Audit Committee” and “Item No. 2: Selection of Independent Auditors” for information regarding the Corporate Governance Committee, the Compensation Committee and the Audit Committee, respectively.

Enterprise Risk Management

The executive officers have the primary responsibility for managing the risks associated with Farmer Mac’s business, including operational, credit, asset and liability management, legal, regulatory and political risks.  The Board of Directors oversees Farmer Mac’s enterprise risk through its system of committees and the Corporation’s internal audit and internal credit review functions.  The Finance Committee is responsible for overseeing Farmer Mac’s asset and liabilities management and compliance with Farmer Mac’s investment and interest rate risk policies.  The Credit Committee is responsible for overseeing the credit risks inherent in Farmer Mac’s fulfillment of its statutory mission to deliver the benefits of a secondary market to agricultural and rural utilities lenders.  The internal credit review function provides an independent assessment of credit risk, reporting to both the Credit and Audit Committees.  The Public Policy Committee is responsible for overseeing the Corporation’s exposure to political risk.  The Compensation Committee is responsible for assuring that Farmer Mac’s compensation policies and plans are aligned with overall risk tolerance of Farmer Mac. The Corporate Governance Committee is responsible for overseeing the governance policies of Farmer Mac and compliance with the Corporation’s Code of Business Conduct and Ethics.  The Audit Committee is responsible for overseeing the financial reporting and accounting practices of the Corporation, as well as the internal audit function, which annually compiles an enterprise risk assessment and, under the supervision of the Audit Committee, conducts periodic audits of the various risk areas within the Corporation.

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the “Code”) that applies to all directors, officers, employees and agents of Farmer Mac, including the Corporation’s principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code is available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website.  A print copy of the Code is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Item No. 1:  Election of Directors

At the Meeting, ten directors will be elected for one-year terms.  The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders.  Nine of the Class A and Class B nominees currently are members of the Board of Directors.  The directors elected by the Class A Holders and the Class B Holders will hold office until the Corporation’s 2011 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the “Appointed Members”).  The Appointed Members serve at the pleasure of the President of the United States.  The Board of Directors, after the election at the Meeting, will consist of the four Appointed Members named under “Directors Appointed by the President of the United States” below (or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 15, 2010 and June 3, 2010) and the ten members who are elected by the holders of Farmer Mac’s Voting Common Stock.  On March 17, 2010, the President of the United States submitted the names of three nominees to the Senate Committee on Agriculture, Nutrition and Forestry for consideration as Appointed Members.  The three names included the re-nomination of Mr. Junkins (the current Acting Chairman of the Board).  If Mr. Junkins’ nomination is approved by the Senate, Mr. Junkins will become the Chairman of the Board.  The other two nominees are Sara Louise Faivre-Davis and Myles J. Watts.

To facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that under the By-Laws is to be comprised of two members of the Board appointed by the President of the United States (one of whom serves as the chairman of the Committee) and two representatives from each of the Corporation’s two elected classes of directors.  The current members of the Corporate Governance Committee are:  Appointed Members Messrs. Junkins and Klippenstein; Class A directors Messrs. Brack and Engebretsen; and Class B directors Messrs. Jackson and Raines.  As described in more detail in “Director Independence,” the Board has determined that all the current members of the Corporate Governance Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards.  The Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Print copies of the Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential candidates for director.  The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time.  The Committee strives to identify and retain as members of the Board individuals who have the qualities, business background and experience that will enable them to contribute significantly to the development of Farmer Mac’s business and its future success.  The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who have a broad perspective and good record of accomplishment either as senior members of agricultural or other relevant business management, as agricultural, rural utilities or commercial lenders, as accountants or auditors, or as entrepreneurs.  The Board has also determined that it is desirable to have qualified female and minority representation on the Board.  In selecting a nominee for director, the Corporate Governance Committee also considers an individual’s character, judgment, fairness and overall ability to serve Farmer Mac.  Thus, in addition to considering the current needs of the Board and the quality of an individual’s professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, and an inquiring mind; an ability to work with others; good judgment; intellectual competence; and motivation;

•	have the willingness and ability to represent all stockholders’ interests, and not just the particular constituency that elected the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the public purpose of Farmer Mac and a sense of responsibility to Farmer Mac’s intended beneficiaries;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

•
are willing and have the ability to advance their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac, and, once a decision is reached by a majority, to support the decision.

The Committee and the Board exercise judgment in applying these factors to the selection of individuals to serve on the Board.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board of Directors has approved these recommendations.  The individuals recommended by the Corporate Governance Committee are referred to collectively as the “Nominees.”  The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified.  Of the ten Nominees, only Richard H. Davidson is not a current member of the Board standing for re-election.  Mr. Davidson was recommended to the Corporate Governance Committee by AgriBank, FCB, the holder of approximately 40.3% of the Class B Voting Common Stock.  No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders and others.  From time to time, the Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of such candidates.  The Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.  For the 2011 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac’s Voting Common Stock, who may submit written recommendations by January 30, 2011 to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other nominee(s) as the Board of Directors may designate.  The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted.

Class A Nominees

DENNIS L. BRACK, 57, has been a member of the Board of Directors of the Corporation since June 7, 2001 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Credit Committee.  Mr. Brack served as President and Chief Executive Officer of Bath State Bank in Bath, Indiana from 1988 to 2007.  He has remained as a director of Bath State Bank and is currently a director of the board of Bath State Bancorp, the holding company for the bank.  He became a member of the board of directors of Franklin County Community Foundation, Brookville, Indiana in 2007 and has served as a member of their Investment Committee from 1999 to 2009.  Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana.  He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean’s Advisory Council.

JAMES R. ENGEBRETSEN, 54, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee, the Corporate Governance Committee, the Finance Committee and the Marketing Committee.  Mr. Engebretsen is the Assistant Dean of the Marriott School of Management at Brigham Young University.  He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006.  He joined the Marriott School with nearly fifteen years of work experience at Lehman Brothers, JP Morgan and Goldman Sachs in New York and Philadelphia.  Mr. Engebretsen left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management.  He earned his MBA and BS in Economics from Brigham Young University.

DENNIS A. EVERSON, 59, has been a member of the Board of Directors of the Corporation since June 3, 2004 and serves as chairman of the Marketing Committee and as a member of the Finance Committee.  Mr. Everson has been President and Manager of the First Dakota National Bank Agri-business Division since 2002.  From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division.  From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association.  During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

MITCHELL A. JOHNSON, 68, has been a member of the Board of Directors of the Corporation since June 12, 1997 and is a member of the Compensation Committee and the Finance Committee.  Mr. Johnson is a financial consultant.  He is also a trustee of the Advisors’ Inner Circle Funds, the Advisors’ Inner Circle Funds II, The Bishop Street Funds and SEI Funds.  Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (“Sallie Mae”).  During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance.  He has been a trustee of Citizens Funds, Rushmore Funds and Diversified Funds.  Mr. Johnson also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks.  During the past five years, Mr. Johnson has served as a director for the following companies:  Advisors’ Inner Circle Funds, Advisors’ Inner Circle Funds II, The Bishop Street Funds, SEI Mutual Funds and Diversified Mutual Funds.

CLARK B. MAXWELL, 38, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee and the Credit Committee.  Mr. Maxwell has been a Senior Vice President at Chatham Financial Corp. since 2002, where he is the Director of Accounting Policy and Global Accounting Services.  Chatham provides comprehensive interest rate and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients.  From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert.  Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.  Mr. Maxwell is a Certified Public Accountant and a member of the AICPA.  He received his BS, summa cum laude, and Masters in Accounting from Brigham Young University.

Class B Nominees

RICHARD H. DAVIDSON, 65, is presently serving as President of Davidson Farms, Inc. and Vice President of DSF, Inc., which consists of a 5,000 acre grain farm, cow/calf herd, and beef cattle operation, located south of Columbus, Ohio.  Mr. Davidson has been operating Davidson Farms, Inc. since 1970 and, together with his son, operating DSF, Inc. since 2001.  Mr. Davidson was elected to the AgriBank, FCB Board of Directors in March 2005 and currently serves on its Finance Committee and as chairman of its Enterprise Risk Management Committee.  He also currently serves on the board of the Fayette County Charitable Foundation and was chairman of the Fayette County Planning Commission and the Fayette County Zoning Commission.  Mr. Davidson has previously served on the board and as chairman of West Central Ohio Port Authority (railroad), Fayette Landmark, Inc. Co-op Supply Business and Fayette County Farm Bureau.  He has also previously served on the board of the Columbus Production Credit Association, the Southern Ohio Farm Credit Association, Southern State Community College, Robinson Seed Company, Inc. Stock Company, Fayette County Chamber of Commerce and Royster Clark, Inc. Stock Company (fertilizer and agricultural supply).  Mr. Davidson is a graduate of Ohio State University with a degree in Agricultural Economics.

ERNEST M. HODGES, 62, has been a member of the Board of Directors of the Corporation since June 16, 2005 and serves as chairman of the Credit Committee and as a member of the Compensation Committee.  He has served as Executive Vice President of Farm Credit West, ACA in Roseville, California since the merger between Farm Credit West and Sacramento Valley Farm Credit, ACA in April 2008.  Prior to that time, Mr. Hodges had served as President and Chief Executive Officer of Sacramento Valley Farm Credit in Woodland California since 1993.  He was also Chief Credit Officer of Sacramento Valley Farm Credit from 1991 to 1993 and served as an Examiner with the United States Office of the Comptroller of the Currency in 1991.  Mr. Hodges served in executive management positions with the Western Farm Credit Bank from 1982 to 1990, most recently as Senior Vice President.

BRIAN P. JACKSON, 52, has been a member of the Board of Directors of the Corporation since June 4, 2009 and is a member of the Audit Committee, the Corporate Governance Committee and the Credit Committee.  Prior to that time, Mr. Jackson represented the holders of Farmer Mac’s Series B-1 Senior Cumulative Perpetual Preferred Stock as one of three observers of Farmer Mac’s Board since October 2008.  He is currently employed by, and until November 2009 was Executive Vice President and Chief Financial and Administrative Officer of, CoBank, ACB, one of the five banks within the Farm Credit System.  In his role as Executive Vice President and Chief Financial and Administrative Officer of CoBank, Mr. Jackson was responsible for the bank’s finance, controller, information technology, operations, corporate communications and administrative services functions and chairs a number of committees, including CoBank’s Disclosure Committee.  Mr. Jackson also served as Vice Chairman of Farm Credit Leasing Services Corporation and Chairman and President of the Farm Credit System Association Captive Insurance Company.  Prior to joining CoBank in 2000, Mr. Jackson served as Senior Vice President – Finance and Administrative Services and Treasurer for the predecessor to Xcel Energy Inc., a Fortune 500 electric and gas utility company.  From 1980 to 1997, Mr. Jackson worked for Arthur Andersen LLP, the last several years as an audit partner specializing in electric utilities, communications and real estate companies.  Mr. Jackson is a Certified Public Accountant and a member of the AICPA.  He is active in local and national charitable organizations, including as chair-elect of Big Brothers Big Sisters of America, and a member of the Board of Trustees of the Mile High United Way.

BRIAN J. O’KEANE, 41, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as chairman of the Finance Committee and as a member of the Marketing Committee.  Mr. O’Keane is the Senior Vice President & Chief Financial Officer of AgriBank, FCB, the largest of five banks within the Farm Credit System.  He joined AgriBank in September 2007 and provides leadership and strategic oversight of the finance function including treasury, capital planning and financial control.  From 1997 until joining AgriBank, Mr. O’Keane held a series of key financial leadership roles within CNH Capital, the captive financial services arm of Case New Holland Inc. and its predecessor company, Case Corporation, functioning as global treasurer beginning in 2002.  In his capacity as treasurer, he was responsible for directing all global treasury and capital markets activities, including asset-backed securitization, capital structure management, liquidity planning, corporate finance and financial risk management.  His experience also includes financial leadership roles at The Quaker Oats Company from 1996 to 1997 and Exxon Corporation from 1991 to 1995.  Mr. O’Keane holds a BS degree in Finance from Indiana University and an MBA degree in Finance, Accounting and International Business from the Kellogg Graduate School of Management, Northwestern University.  During the past five years, Mr. O’Keane has served as a director of the following companies:  CNH Capital America, LLC, CNH Capital Receivables, LLC and CNH Wholesale Receivables, LLC.

JOHN DAN RAINES, JR., 66, has been a member of the Board of Directors of the Corporation since June 18, 1992 and serves as chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance Committee.  He is the owner and operator of Raines Commercial Group, Inc., a general business corporation.  Since 1991, Mr. Raines has served as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.  He also previously served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of Columbia, South Carolina) from 1990 to 2009.  From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990.

Directors Appointed by the President of the United States

JULIA BARTLING, 51, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Audit Committee and the Public Policy Committee.  Her appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Ms. Bartling has been an elected member of the South Dakota Legislature since January 1, 2001.  She also served as Auditor of Gregory County, South Dakota from 1983 through 2000.  Ms. Bartling and her spouse have owned and operated Bartling Feed, Grain & Trucking since 1977, and own or lease approximately 1,000 acres of farmland.  Ms. Bartling also serves as the Executive Director of the South Dakota Farmers Union Foundation.

GRACE T. DANIEL, 64, has been a member of the Board of Directors of the Corporation since August 17, 2002 and serves as chairman of the Public Policy Committee and is a member of the Marketing Committee.  Her appointment to the Board was confirmed by the United States Senate on July 29, 2002.  From 2004 to 2007, Ms. Daniel served as Deputy Director of California Parks and Recreation under Governor Schwarzenegger.  She served on the California Agricultural Labor Relations Board from 1997 to 1999.  Ms. Daniel also served as the California Governor’s Chief Deputy Appointments Secretary from 1994 to 1997 and as Executive Director at the California Trade and Commerce Agency Office of Small Business from 1991 to 1994, where she was responsible for the State’s loan guarantee program.  Ms. Daniel earned a Bachelor of Arts in Business from Pepperdine University and a Master of Public Administration from the University of Southern California.

LOWELL L. JUNKINS, 66, has been a member of the Board of Directors of the Corporation since June 13, 1996, Vice Chairman of the Board since December 5, 2002, and Acting Chairman of the Board since September 15, 2008.  He serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee.  He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003.  Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa.  He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972.  From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

GLEN O. KLIPPENSTEIN, 72, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Public Policy Committee, the Corporate Governance Committee, the Compensation Committee and the Credit Committee.  His appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Mr. Klippenstein served as the chief executive officer of the American Chianina Association from November 8, 2000 until July 2009, and has previously served two terms as chairman of the Cattleman’s Beef Promotion and Research Board (Beef Checkoff Board).  He currently operates his family farm, engaged in cattle production, which has sold product internationally to 22 other countries.  Mr. Klippenstein also served as a Missouri State Senator from 1993 to 1994.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Corporate Governance Committee has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole in light of Farmer Mac’s current needs and business priorities. The Corporation’s business is focused primarily on agricultural, agri-business and rural utilities lending.  Therefore, the Corporate Governance Committee believes that the Board should include some directors who possess knowledge of the underlying industries, marketing and lending.  Messrs. Brack, Everson, Hodges and Jackson bring to the Board the necessary expertise in relevant lending; Ms. Daniel and Messrs. Everson and Klippenstein bring to the Board appropriate marketing experience and Ms. Bartling and Messrs. Davidson, Junkins, Klippenstein and Raines bring to the Board direct experience in agriculture.

Farmer Mac’s business also involves complicated financial transactions and complex accounting issues.  Therefore, the Corporate Governance Committee believes that the Board should include some directors with a high level of financial literacy or accounting training or experience.  Messrs. Davidson, Engebretsen, Hodges, Jackson, Johnson, Maxwell and O’Keane bring to the Board that high level of financial literacy or accounting training or experience.

 As a Congressionally chartered, highly regulated, government-sponsored enterprise, Farmer Mac is required to comply with a variety of regulatory and statutory requirements and be aware of developments in the political arena.  Therefore, the Corporate Governance Committee believes that governmental or political expertise should be represented on the Board.  That governmental or political experience is brought to the Board by Ms. Bartling, Ms. Daniel and Messrs. Davidson, Junkins and Klippenstein.

The fact that a director is not named in the discussion of a particular attribute does not mean that the director does not possess that qualification or skill, but rather that it is not a specific area of focus or expertise on which the Board currently relies.

Compensation of Directors

The directors of Farmer Mac are required to spend a considerable amount of time preparing for, as well as participating in, Board and committee meetings.  In addition, they are often called upon for their counsel between meeting dates.  For those services, each director receives the following compensation:  (a) an annual retainer of $20,000 ($26,500 for the chairman of the Audit Committee, $23,500 for the chairman of the Compensation Committee and $30,000 for the Chairman of the Board); (b) $1,000 per day, plus expenses, for each meeting of the Board and each committee meeting attended (if on a day other than that of the Board meeting); and (c) with the prior approval of the President of the Corporation or the Chairman of the Board (or the chairman of the Compensation Committee in the case of a per diem for the Chairman of the Board), $1,000 per day, plus expenses, for certain other meetings and conferences with borrowers, lenders or other groups. The aggregate amount of cash compensation received by all members of the Board of Directors in 2009 was approximately $605,484.

On June 4, 2009, the date of the 2009 Annual Meeting of Stockholders, each Board member was granted 8,432 shares of restricted Class C Non-Voting Common Stock under the Corporation’s 2008 Omnibus Incentive Compensation Plan, with such restricted stock vesting on May 15, 2010, or earlier if an Appointed Member is removed by action of the President of the United States.  The restricted stock grants were calculated to provide a grant equal to approximately $50,000 to each director based on the stock price at the grant date.

The following table sets forth the compensation received during 2009 by each current Board member:

Name	Fees Earned or Paid in Cash[1]	Restricted Stock Awards[2]	Total
Julia Bartling	$45,000	$50,002	$95,002
Dennis Brack	48,500	50,002	98,502
Grace Daniel	39,000	50,002	89,002
Paul DeBriyn	43,690	50,002	93,692
James Engebretsen	46,000	50,002	96,002
Dennis Everson	36,000	50,002	86,002
Ernest Hodges[3]	44,000	—	44,000
Brian Jackson[4]	17,484	—	17,484
Mitchell Johnson	41,000	50,002	91,002
Lowell Junkins	66,000	50,002	116,002
Glen Klippenstein	43,000	50,002	93,002
Clark Maxwell	46,000	50,002	96,002
Brian O’Keane	40,000	50,002	90,002
John Dan Raines	49,810	50,002	99,811

1 Includes amounts the following directors voluntarily used to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: Paul DeBriyn ($19,245); James Engebretsen ($4,990); Dennis Everson ($2,843); Mitchell Johnson ($9,495); and Glen Klippenstein ($4,742).
2 The grant date fair value of the restricted stock awarded in 2009 was $5.93, which was the price of the stock on the date granted.
3 Mr. Hodges immediately assigned all equity compensation he received from Farmer Mac in 2009 to his employer. That equity compensation had a grant date value of $50,002. Including the equity compensation he immediately assigned to his employer, Mr. Hodges’ total compensation as a director in 2009 would have been $94,002.
4 Mr. Jackson immediately assigned all equity compensation he received from Farmer Mac in 2009 to his employer. That equity compensation had a grant date value of $50,002. Including the equity compensation he immediately assigned to his employer, Mr. Jackson’s total compensation as a director in 2009 would have been $67,485.

Stock Ownership of Directors and Executive Officers

As of April 15, 2010, the members of the Board of Directors, nominees for election as directors and current executive officers of the Corporation listed in the table below might be deemed to be “beneficial owners” of the indicated number of equity securities of the Corporation, as defined by the rules of the SEC. The Corporation’s Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation’s Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5% or more of the Voting Common Stock of the Corporation, see “Principal Holders of Voting Common Stock.”

	Voting Common Stock		Non-Voting Common Stock[1,2,3]
	Class A or Class B	Percent of Class	Class C	Percent of Class
Timothy L. Buzby	—	—	142,260	1.65%
Michael A. Gerber	—	—	23,688	*
Jerome G. Oslick	—	—	113,343	1.32%
Tom D. Stenson	—	—	273,347	3.17%
Julia Bartling	—	—	22,432	*
Dennis L. Brack	—	—	28,121	*
Grace T. Daniel	—	—	26,665	*
Richard H. Davidson	—	—	—	*
Paul A. DeBriyn+	—	—	30,927	*
James R. Engebretsen	—	—	9,967	*
Dennis A. Everson	—	—	21,764	*
Ernest M. Hodges	—	—	—	*
Brian P. Jackson	—	—	—	*
Mitchell A. Johnson	—	—	29,144	*
Lowell L. Junkins	—	—	26,432	*
Glen O. Klippenstein	—	—	29,204	*
Clark B. Maxwell	—	—	8,432	*
Brian J. O’Keane	—	—	8,432
John Dan Raines	—	—	19,941	*
All directors, nominees and current executive officers as a group (19 persons)	—	—	814,078	9.45%

+ Not a candidate for re-election to the Board
* Less than 1%.
1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows:  Mr. Buzby, 115,921 shares; Mr. Gerber, 6,000 shares; Mr. Oslick, 94,912 shares; Mr. Stenson, 231,603 shares; Mr. Raines, 10,800 shares; Messrs. DeBriyn and Everson, 12,000 shares each;  Ms. Bartling, 14,000 shares; Ms. Daniel and Messrs. Brack, Johnson, Junkins and Klippenstein, 18,000 shares each; and all directors and executive officers as a group, 587,236 shares.
2 Includes shares of Class C Non-Voting Common Stock underlying SARs that may be exercised within 60 days as follows:  Mr. Buzby, 26,339 shares; Mr. Gerber, 16,666 shares; Mr. Oslick, 18,431 shares; and Mr. Stenson, 41,744 shares.
3 Includes 8,432 shares of Class C Non-Voting Common Stock that will vest on May 15, 2010 for each current director except Messrs. Hodges and Jackson, who transferred their shares of restricted stock to their respective employers immediately upon grant.

Director Independence

The Board of Directors has adopted a formal set of standards to form the basis for determinations of director independence required by NYSE rules.  To be considered “independent” for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac other than as a director of Farmer Mac.  The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, among others, in determining whether a director lacks a material relationship and therefore is “independent”:

(a)	the director is not and has not been employed by the Corporation within the past three years;
(b)	the director has not received more than $120,000 per year in direct compensation from the Corporation, other than director and committee fees, within the past three years;
(c)
the director is not and has not been for the past three years a significant advisor or consultant to the Corporation, and is not affiliated with a company or a firm that is (revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(d)
the director is not and has not been for the past three years a significant customer or supplier of the Corporation nor affiliated with a company or firm that is (revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(e)
the director is not and has not been for the past three years employed by or affiliated with an internal or external auditor of the company that provided services to the Corporation within the past three years;

(f)	the director is not and has not been for the past three years employed by another company where any of the Corporation’s present executives serve on that company’s compensation committee;
(g)
the director is not a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law or any person (other than household employees) who shares a residence with any person described by (a) through (f);

(h)
the director is not and has not been for the past three years affiliated with a tax-exempt entity that received significant contributions from the Corporation (revenue of the greater of 2% of the entity’s consolidated gross revenues or $1 million is considered significant); and

(i)	the director does not have any other relationships with the Corporation or the members of management of the Corporation that the Board has determined to be material not described in (a) through (h).

The criteria, which are included in Farmer Mac’s Corporate Governance Guidelines available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section, meet all requirements for director independence contained in SEC and NYSE rules.

In April 2010, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer or director of an entity that has a business relationship with Farmer Mac) and the Corporation and its management to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent.  As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent:  Julia Bartling, Dennis L. Brack, Grace T. Daniel, James R. Engebretsen, Dennis A. Everson, Ernest M. Hodges, Brian P. Jackson, Mitchell A. Johnson, Lowell L. Junkins, Glen O. Klippenstein, Clark B. Maxwell, Brian J. O’Keane and John Dan Raines.  During the same review, the Board determined that current director Paul A. DeBriyn, who is not a nominee for election as a director at the 2010 Annual Meeting of Stockholders, was not independent of Farmer Mac for the reasons described in more detail below.  The Board has also determined that Richard H. Davidson, the only Nominee who is not a current member of the Board, meets the criteria for director independence.

In applying the criteria for director independence set forth above, Mr. DeBriyn was determined to have a material relationship with Farmer Mac, and therefore not to be independent, by virtue of Farmer Mac’s payment of approximately $53.2 million to AgStar Financial Services, ACA, (“AgStar”) for the purchase of five participation interests in defaulted loans secured by ethanol facilities under the long-term standby purchase commitment (“LTSPC”) between AgStar and Farmer Mac in 2008.  In addition, during 2009, Farmer Mac paid to AgStar approximately $1.6 million in fees for servicing loans owned by Farmer Mac and purchased from AgStar $11.9 million related to two defaulted loans pursuant to the terms of the LTSPC.  Mr. DeBriyn is the President and CEO of AgStar.  The total amount paid to AgStar by Farmer Mac in 2008 (approximately $55.4 million) was approximately 15.7% of AgStar’s consolidated gross revenues for 2008 (approximately $353.1 million), which exceeded the 2% threshold used to determine whether an entity affiliated with a director is a significant customer of the Corporation.

In determining that Mr. Davidson and each of the current directors other than Mr. DeBriyn is independent of Farmer Mac, the Board considered that because financial institutions are required to own Voting Common Stock to participate in Farmer Mac’s programs, transactions often occur in the ordinary course of business between the Corporation and companies or other entities at which some of Farmer Mac’s directors are or have been officers or directors.  In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for each of Messrs. Brack, Everson, Hodges, Jackson, O’Keane and Raines all transactions between Farmer Mac and the company where he serves as an executive officer or director.  Those transactions included sales of qualified loans and USDA-guaranteed portions and guarantee and LTSPC transactions as well as the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac.  In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac, and the amount paid to or received from each of these companies in each of the last three years did not exceed the 2% of total revenue threshold in the director independence criteria used to determine whether an entity affiliated with a director is a significant customer of the Corporation.  The Board determined that none of these relationships it considered impaired the independence of the named individuals.  For additional information about transactions between Farmer Mac and entities affiliated with directors, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations ─ Results of Operations ─ Related Party Transactions” and Note 3 in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2009.

On February 4, 2010, the Board amended Farmer Mac’s Corporate Governance Guidelines, effective as of June 3, 2010, to include the following criteria to determine the independence status of a director:

(a)	the director is not a candidate for federal political office;
(b)	the director is not an employee of an entity that does any business with Farmer Mac; and
(c)	the director is not an employee of an entity that holds more than 5% of any class of Farmer Mac voting common stock.

When the amended independence standards become effective, Messrs. Hodges and Everson will no longer be deemed to be “independent directors” because they are employed by entities that do business with Farmer Mac and Messrs. Jackson and O’Keane will no longer be deemed to be “independent directors” because they are each employed by an entity that holds more than 5% of Farmer Mac’s Class B Voting Common Stock.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended reaffirmation of the Audit Committee Charter, which reaffirmation was approved by the full Board on February 4, 2010.  The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing standards, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Audit Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  The Audit Committee and the Board reviews and approves changes to the Audit Committee Charter annually.  The Board of Directors has determined that:  (1) all the directors who serve on the Audit Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards; and (2) each of Clark Maxwell, a member of the Audit Committee since June 6, 2008, and Brian Jackson, a member of the Audit Committee since June 4, 2009, is an “audit committee financial expert,” as defined in SEC rules.  However, Messrs. Maxwell and Jackson are not auditors or accountants for Farmer Mac, do not perform field work and are not employees of Farmer Mac.  In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an “expert” for purposes of the federal securities laws.  In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Audit Committee Report for the Year Ended December 31, 2009

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac’s consolidated financial statements in accordance with accounting principles generally accepted in the United States.  The Audit Committee, on behalf of the Board, monitors Farmer Mac’s financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors and the performance of the internal audit function.  The Corporation’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting.  In addition, the independent auditors will express their own opinion on the effectiveness of Farmer Mac’s internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee reviewed and discussed Farmer Mac’s audited consolidated financial statements with both management and the Corporation’s independent auditors prior to their issuance.  The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Corporation’s independent auditors, the Audit Committee, among other things, received from Deloitte & Touche LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management.  The Audit Committee has reviewed and pre-approved the audit fees of the independent auditors.  It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac’s and the Audit Committee’s policies.

The Audit Committee discussed with Farmer Mac’s independent auditors the overall scope of and plans for its audit.  Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation’s audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission, as filed on March 16, 2010.

Audit Committee

John Dan Raines, Chairman
Julia Bartling		James R. Engebretsen
Brian P. Jackson		Clark B. Maxwell

Executive Officers

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held with the Corporation by such executive officers, and the officers’ experience prior to joining the Corporation.

Name	Age	Capacity in which Served and Five-Year History

Michael A. Gerber	51
President and Chief Executive Officer of the Corporation since March 1, 2009.  Mr. Gerber served as a member of the Board of Directors of the Corporation from June 7, 2007 through February 28, 2009 and served as a member of the Finance Committee and the Marketing Committee.  He served as President and Chief Executive Officer of Farm Credit of Western New York, ACA, located in Batavia, New York, from 1998 through February 2009, with a leave of absence to serve as Farmer Mac’s Acting President and CEO from October 1, 2008 through February 28, 2009.  Mr. Gerber was Executive Vice President of Farm Credit of Western New York from 1994 to 1998 and served as Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association from 1992 to 1994.  Mr. Gerber also served as a director and chairman of the audit committee of Financial Partners, Inc., a service company owned by Farm Credit System associations.  Mr. Gerber also was a member of the Farm Credit System’s Presidents’ Planning Committee and is a director of the Genesee County Economic Development Council.

Tom D. Stenson	59
Executive Vice President and Chief Operating Officer since June 7, 2007.  Prior to that time, Mr. Stenson was Vice President – Agricultural Finance of the Corporation from August 7, 1997 until June 7, 2007 and Director – Agricultural Finance of the Corporation from November 1996 until August 7, 1997.

Timothy L. Buzby	41
Vice President – Chief Financial Officer since April 2, 2009 and Treasurer since October 8, 2009.  Prior to April 2009, Mr. Buzby was Vice President – Controller of the Corporation from June 5, 2003 through April 1, 2009 and Acting Treasurer from October 1, 2008 through April 1, 2009.  Mr. Buzby previously served as Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000 at which time he joined Farmer Mac as Controller.  From July 1997 to February 2000, he was the Chief Financial Officer for Mortgage Edge Corporation, a national mortgage lender.  Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP.  Mr. Buzby has been a certified public accountant since 1992.

Jerome G. Oslick	63
Vice President – General Counsel and Corporate Secretary since February 1, 2000.  From 1987 until he joined Farmer Mac as Assistant General Counsel in February 1994, Mr. Oslick was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood.  From 1970 to 1987, he was an attorney and branch chief in the Office of General Counsel, United States Department of Agriculture.

Executive Compensation Governance

The Compensation Committee determines, subject to ratification by the Board of Directors in the case of the chief executive officer and directors, the salaries, incentive plans and other compensation of directors and officers of the Corporation.  The current members of the Compensation Committee are Messrs. Hodges, Johnson, Junkins, Klippenstein, Raines and Brack (chairman).  No member of Farmer Mac’s Compensation Committee is or has been an officer or employee of the Corporation.  As described in more detail in “Director Independence,” the Board has determined that all members of the Compensation Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines and NYSE listing standards.

The Compensation Committee reviewed and recommended amendment and reaffirmation of the Compensation Committee Charter, which amendment and reaffirmation was approved by the full Board on April 1, 2010.  The complete text of the charter as amended, which reflects standards set forth in SEC and NYSE rules, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Compensation Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Compensation Committee makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded to the chief executive officer and the directors.  The compensation of all other named executive officers (as defined on the following page) is determined by the Committee after consultation with the chief executive officer and is based upon an evaluation of current market compensation levels for comparable positions and an assessment of the officer’s performance during the business plan year based on discussions with the chief executive officer.  Neither the chief executive officer nor any other named executive officer is present during deliberations on his or her compensation by the Committee or the Board.  The Compensation Committee does not delegate any of its authority to other persons.

During 2009, the Committee engaged Mercer (US) Inc. and Executive Compensation Services Surveys (“Mercer”) as its independent compensation consultant. Mercer was accountable to and reported directly to the Committee. The Committee asked Mercer to provide (1) market data on executive and director compensation and (2) information regarding compensation trends.  The Committee met with Mercer during the year, both in general committee session and in executive session without management present.  For 2010, the Committee has engaged Mercer as its independent compensation consultant and, in addition to requesting updates of the items requested for 2009, asked Mercer to provide tally sheets for the chief executive officer and chief financial officer positions.

— Compensation Discussion and Analysis

General Compensation Goals and Pay Elements

Farmer Mac strives to operate a compensation program that will attract and retain talented and dedicated employees and motivate them to act in our best interests and those of our stockholders.  To accomplish those goals, the compensation program is designed to reward the execution of strategies that:

•	accomplish our Congressional mission as measured by increases in business volume and net income (adjusted for non-economic accounting conventions);
•	maintain and enhance effective internal controls;
•	align compensation with overall risk tolerance of Farmer Mac; and
•	enhance stockholder value.

To further the attainment of those goals, at the time that compensation was established for 2009, the compensation program for the named executive officers was designed to:

•	attract, retain and motivate highly qualified executives;
•
pay for performance by linking a significant proportion of an executive’s compensation to his or her overall individual contribution to Farmer Mac’s growth and to the achievement of pre-established performance goals; and

•	align the interests of executives with the interests of stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program, including:

•	the general compensation principles and objectives of our executive compensation program;
•	the material elements of our executive compensation program and the process we use for making executive compensation decisions; and
•	information about the 2009 compensation earned by the following officers (the “named executive officers”):

o	Michael A. Gerber, President and Chief Executive Officer (effective March 1, 2009 and Acting President and CEO prior to that date);
o	Tom D. Stenson, Executive Vice President and Chief Operating Officer;
o	Timothy L. Buzby, Vice President – Chief Financial Officer (effective April 2, 2009 and Vice President – Controller and Acting Treasurer prior to that date);
o	Jerome G. Oslick, Vice President – General Counsel;
o	Mary K. Waters, Vice President – Corporate Relations; and
o	William T. Sandalls, Jr., Acting CFO through March 31, 2009.

In 2009, executive compensation at Farmer Mac was designed so that compensation levels are consistent with levels required to attract and retain the talent needed to execute Farmer Mac’s mission.  The Committee strives to balance a moderate base salary with the opportunity for the executives to realize value in the form of annual and long-term incentives.  The Committee is keenly aware of the need to discourage excessive risk taking by its executives while rewarding growth in stockholder value and believes that the Corporation’s current programs strike an appropriate balance.

For each named executive officer other than the president and chief executive officer, the Committee considered recommendations of the chief executive officer in addition to the above-described factors.

The total compensation package for officers consists of the following elements, provided with a view to offering a balanced compensation package:

•	base salary;
•	annual cash incentive pay;
•	long-term non-cash incentive pay; and
•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

On September 30, 2008, the Board appointed Mr. Gerber as Acting President and Chief Executive Officer, during which time Mr. Gerber continued to serve as Chief Executive Officer of Farm Credit of Western New York (“FCWNY”), an Association in the Farm Credit System.  On October 1, 2008, the Board appointed Mr. Buzby as Acting Treasurer.  On October 20, 2008, Farmer Mac entered into a consulting agreement with Mr. Sandalls under which he agreed to serve as Acting Chief Financial Officer through March 31, 2009.  On April 2, 2009, the Board appointed Mr. Buzby as Vice President – Chief Financial Officer.

Farmer Mac entered into a Secondment Agreement with FCWNY to reimburse FCWNY for the full costs (other than long-term incentive compensation), including salary, short-term incentive compensation, medical, disability and life insurance and automobile allowance, of Mr. Gerber’s employment during the time he served as Farmer Mac’s Acting President and Chief Executive Officer.  Under Mr. Sandalls’ contract, Farmer Mac paid Mr. Sandalls an annual amount equal to the base salary of the previous Chief Financial Officer.  Farmer Mac also paid for temporary housing costs in the District of Columbia for both Mr. Gerber and Mr. Sandalls and reimbursed the acting executive officers for living and travel expenses.

Benchmarking, Peer Groups, Market Posture and Compensation Philosophy

Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans that would increase the availability of credit for agricultural producers and rural utilities, provide greater liquidity and lending capacity for agricultural and rural lenders and facilitate intermediate- and long-term agricultural and rural funding.

From the outset, Farmer Mac’s Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac’s mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the tasks necessary to develop and operate a secondary market for agricultural mortgage and rural utilities loans where none had previously existed, and to persevere in their efforts through what would include difficult and uncertain years.  The Board believes this approach continues to be sound, as Farmer Mac must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac’s expanding and increasingly complex operations.

Accordingly, the Board and the Committee undertook to compensate Farmer Mac’s named executive officers in a manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities.  The compensation program is designed to enable Farmer Mac to attract and retain this caliber of talent.

Given Famer Mac’s unique situation as a government-sponsored enterprise that is regulated by the Farm Credit Administration, yet is also a publicly traded financial services institution, it is difficult to find truly comparable employees.  The Committee worked with Mercer to identify a blend of comparably sized publicly-traded financial service institutions and mission-focused cooperative financial institutions.  The Committee and Mercer looked for organizations that were one-half to twice the size of Farmer Mac and that had comparable business models or missions. The result is a peer group that includes regional banks, Farm Credit System institutions, and other financially oriented cooperatives.  The peer group used for determining the competitive market is:

•	U.S. AgBank, FCB
•	Peoples’ United Financial, Inc.
•	Webster Financial Corporation
•	National Rural Utilities Cooperative Finance Corporation
•	Farm Credit Bank of Texas
•	Flagstar Bancorp, Inc.
•	MGIC Investment Corporation
•	Radian Group Inc.
•	United Bankshares, Inc.
•	Provident Financial Services, Inc.
•	Investors Bancorp, Inc.
•	Iberiabank Corporation
•	PMI Group, Inc.

In addition to the above peers, the Committee reviewed compensation at organizations that it deemed to be illustrative of potential sources for talent in the future.  These organizations may not have met the criteria to be considered peers and were not used to determine the competitive market for Farmer Mac executives.  Instead, these organizations were studied to enable the Committee to understand the competitive position of the Farmer Mac compensation programs relative to the illustrative organizations.  The organizations that were included in this analysis were:

•	AgriBank, FCB
•	CoBank, ACB
•	AgFirst Farm Credit Bank
•	Federal Home Loan Banks of:
o	Atlanta
o	Boston
o	Chicago
o	Cincinnati
o	Dallas
o	Des Moines
o	Indianapolis
o	New York
o	Pittsburgh
o	San Francisco

o	Seattle
o	Topeka
•	Federal Home Loan Bank Office of Finance, Washington, D.C.

Additionally, Mercer conducted a market pricing analysis by collecting survey market data for each executive using published survey data.  In collecting the data, Mercer considered Farmer Mac’s asset size, targeting organizations with assets one-half to twice those of Farmer Mac. The survey analysis was supplemental to the peer group analysis and provided a broader industry perspective on compensation. Data was collected from:

•	Mercer: 2008 US Global Premium Executive Remuneration Suite
•	Watson Wyatt Data Services: 2008/2009 Industry Report on Top Management Compensation

The Committee’s compensation philosophy is to position pay consistent with the individual’s experience, tenure and performance.  The target market position for base salary is the market median of peers.  However, this may vary by individual named executive officer given the person’s experience, tenure and performance.  Similarly, the objective is to set compensation aligned with the 50th percentile of peer compensation through a combination of annual and long-term performance incentives, while providing the executives with the opportunity to achieve higher compensation levels, if merited.  The targets under the annual incentive plan are established each year and seek to balance asset and earnings growth and risk management.

For 2009, the Committee established four targets to quantify these measures.  They included:
•	Amount of Core Earnings
•	New Total Mission Volume
•	Delinquency Rate and
•	Net Charge-offs

For 2010, the Committee established four targets to quantify these measures.  They include:

•	Net Program Volume Growth over prior year
•	Increase in Core Earnings over prior year
•	Adversely Classified Assets as a Percentage of Risk Funds
•	Net Charge-offs

Each of these goals is measured at business plan year-end.  Through June 2009, Farmer Mac’s business plan year ended on June 30.  In a transition to a calendar year business plan year in 2009, Farmer Mac had a “transition” business plan year from July 1 through December 31, 2009.  Therefore, the named executive officers were eligible to receive two annual incentive compensation payments with respect to 2009, one for the July 1, 2008 through June 30, 2009 business plan year and another for the transition business plan year, which amounts were pro-rated.  Each goal is given a weighting based on the expectations of the Committee and thresholds are established within each goal to determine the actual levels of attainment necessary for payout.  While it is always a challenge to narrow down the results to a small number of measures, these measures were chosen because they most closely represent the business goals established by the Board and management for each year and balancing the need for mission growth, earnings and disciplined underwriting.

For the long-term incentives, grants are awarded in the form of both stock appreciation rights (“SARs”) and performance-vested restricted stock, with the value of each being approximately equal.  The Committee firmly believes that the grants of SARs link the executives’ long-term incentive compensation to the interests of investors in Farmer Mac.  SARs only have realizable value to the extent that the stockholders have received an increase in value over the period that the SARs vest.  The SARs vest ratably in installments over three years.  The restricted stock grants have been linked to Farmer Mac’s performance so that they only vest at the end of approximately three years if certain long-term performance targets are achieved.  The performance targets were developed with an eye toward balancing the need for growth with the need to manage risk.  Said another way, the performance vesting targets were established to reward responsible growth.  The vesting targets established for the 2009 grants of restricted stock are:

•
With respect to 50% of the restricted stock grant, an annual compounded growth rate of 5% in outstanding guarantees, loans and commitments from the period starting on April 30, 2009 until December 31, 2011, measured at those two dates; and

•	With respect to 50% of the restricted stock grant:
o
An annual rate of net charge offs to the average balance of outstanding guarantees, loans and commitments equal to or less than 20 basis points for the period from June 1, 2009 to December 31, 2011, measured at those two dates; and

o
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans and commitments of not greater than 2.5% from June 1, 2009 to December 31, 2011.

Compensation Elements

The purpose of each element of the pay program is discussed in more detail below.

Base Salary.  Base salary was paid to provide current and prospective executives with a predictable core amount of compensation, regardless of our financial results, so long as they perform their duties in a competent, professional manner.  This pay element was set at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance.

Base salary is reviewed annually by the Committee each February, at the end of the calendar business plan year, as well as at the time of executive promotions or other changes in responsibilities.  Increases in salary normally take effect on January 1, and did so in 2010 (there were no salary increases in 2009 that were not tied to the assumption of a new position).

The Committee recommended to the Board the 2009 base salary for the chief executive officer and determined the 2009 base salaries for the other named executive officers based on an evaluation of each executive’s performance, experience, level of responsibilities, level of base salary and peer group market data provided by the Committee’s consultant (Mercer).

Annual Cash Incentive Pay.  Annual cash incentive pay was provided as a means of motivating and rewarding outstanding performance by an executive against his or her short-term goals, i.e., those slated for accomplishment in the current year of the business plan.

Prior to 2010, Farmer Mac awarded annual incentive compensation based on performance during the July 1 through June 30 business planning year.  In 2009, Farmer Mac transitioned from that business planning year to a calendar year business planning year, with the second half of calendar 2009 being a “stub” or transition planning year.  For the July 2008 through June 2009 planning year, each individual whose individual performance was rated 60% or higher earned varying percentages of his or her annual cash incentive pay targeted bonus, determined formulaically pursuant to the table at the top of the next page.  Farmer Mac reached or exceeded the target set forth in the “Threshold” column for “New total mission volume” and did not reach the targets set forth in the “Threshold” column for “Core earnings” or “Delinquency rate and net charge-offs” with respect to corporate performance measures during the 2008-09 planning year.  Accordingly, annual cash incentive pay for the named executive officers employed as of June 30, 2008 was awarded based on the 85.55% target level with respect to the 28% weight (23.95%) related to the achievement of the “New total mission volume” corporate performance measure.  For the second half of the 2009 planning year, Farmer Mac reached or exceeded the targets set forth in the target column for “Core earnings,” the threshold column for “Program asset volume,” and the maximum column for “net charge-offs.”  The threshold level was not met for “Delinquency rate” in the second half of 2009.  When combined, the level of incentive achieved for the second half of 2009 before taking into account personal performance was 62.9%.  Each of those calculations was then multiplied by each officer’s Committee established personal annual incentive compensation percentage to arrive at the final annual incentive compensation payment for each named executive officer.  Annual incentive compensation payments with respect to the 2008-09 business plan year were paid in July 2009; the annual incentive payments for the second half of 2009 were paid in April 2010.

In measuring performance against defined levels based upon business plan objectives and results, the Committee made comparisons to performance criteria established by the Board and management in the business plan.  In addition, individual performance (total 30% weight) was assessed in three categories:

•
Accountabilities – How well the incumbent performed the principal day-to-day accountabilities of the position.  All officers are responsible for maintaining appropriate internal controls in their areas.

•	Problem Handling – How well the incumbent handled or responded to problems and unplanned or changed assignments, projects, conditions and other similar situations.

•	Managerial Skills – An assessment of managerial skills, including forecasting, budgeting, establishing and implementing appropriate policies and procedures, interaction, teamwork and communication.

For the 2008-09 business plan year, each individual whose individual performance was rated 60% or higher earned varying percentages of his or her annual cash incentive pay targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result
Core earnings	28%	75% of Business Plan	100% of Business Plan	20% payout above 100% of Business Plan up to additional 100% of bonus	Did not reach Threshold
New total mission volume	28%	$2.3 billion	$3.1 billion	$6.0 billion	$2.8 billion Paid 23.95%
Delinquency rate and net charge-offs	14%	<0.75% 90-day delinquencies Net charge-offs .02% of average unpaid principal balance	<0.4% 90-day delinquencies Net charge-offs .01% of average unpaid principal balance	<0.15% 90-day delinquencies Net charge-offs = 0	Did not reach Threshold
Individual rating	30%	Rating of 60%	Rating of 80%	Rating of 100%
Total	100%

For the second half 2009 transition business plan year, each individual whose individual performance was rated 60% or higher earned varying percentages of his or her targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result
Core earnings	28%	$5.0 million	$10.0 million	$15 million	$10.8 million Paid 30.2%
Program asset volume	28%	$10.6 billion	$10.9 billion	$11.1 billion	$10.7 billion Paid 18.7%
Delinquency rate and net charge-offs	7%	<0.75% 90-day delinquencies;	<0.4% 90-day delinquencies;	<0.15% 90-day delinquencies;	Did not reach Threshold
	7%	Net charge-offs <= 0.03% of average unpaid principal balance ($3.2 million)	Net charge-offs <= 0.02% of average unpaid principal balance ($2.2 million)	Net charge-offs <= 0.01% ($1.1 million)	$530,000 Paid 14.0%
Individual rating	30%	Rating of 60%	Rating of 80%	Rating of 100%
Total	100%

For the second half of 2009, no annual incentive compensation would have been paid if the following conditions had not all been met:
•	Farmer Mac was in compliance with its capital requirements at each measurement;
•	Earnings after dividends was sufficient to pay the incentive compensation; and
•	Farmer Mac was not under any regulatory enforcement action.

In both the 2008-09 and transition second half of 2009 business plan years, performance between any two of the target points was interpolated on a straight-line basis.  The Board retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement of corporate performance targets.

For the calendar 2010 business plan year, each individual will earn varying percentages of his or her targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Core earnings	30%	5% increase over 2009	10% increase over 2009	15% increase over 2009

Program asset volume	30%	5% increase	10% increase	15% increase

Adversely Classified Assets/Risk Funds (permanent capital plus allowance for loss)	20%	100%	60%	40%

Net charge-offs as a percentage of total on and off balance sheet assets	20%	0.12%	0.08%	0.05%

Total	100%

For 2010, no annual incentive compensation will be paid unless all three of the following criteria are met:
•	Farmer Mac has positive core earnings of at least $5.0 million after the allowance for losses and preferred stock dividends;
•	Farmer Mac is in compliance with the risk-based capital standards and has an excess of at least $90 million above the statutory minimum capital requirement; and
•	There is no regulatory enforcement action taken against Farmer Mac.

Long-Term Incentive Pay.  Long-term incentive pay, in the form of at-the-market SARs and performance-based restricted stock grants in 2009, was meant as a means of paying for performance and aligning the interests of executive officers with the interests of stockholders.  Market-level grants also serve to retain executives in our employ over the longer term.

In 2009, SARs awards to officers were made at the Board meeting held in conjunction with the Annual Meeting of Stockholders, and the exercise price is the closing price on the date of award.  The restricted stock grants to officers were also made at the Board meeting held in conjunction with the Annual Meeting of Stockholders.  In setting the 2009 stock awards, the Committee acknowledged that the stock price had significantly dropped in value.  However, the Committee did not feel that grants for the year should be calculated based on value thereby giving management larger numbers of SARs to achieve the same economic value.  In determining the equity awards, the Committee determined a reasonable number of shares that was less than in prior years and then tested the economic value of the awards against the market to confirm reasonableness.  The restricted stock granted to officers in 2009 vests on March 31, 2012, subject to Farmer Mac’s successful attainment of the performance targets identified on page 25.

Retirement Plans.  Farmer Mac provides retirement benefits for all employees through a Money Purchase Plan, pursuant to which the Corporation annually contributes 13.2% of each employee’s base compensation up to the Social Security wage base (which in 2009 was $106,800), and 18.9% of each employee’s base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service, which in 2009 was $245,000.  Farmer Mac also offers a 401(k) plan to which employees may make retirement contributions, but to which the Corporation makes no contributions.  Farmer Mac does not maintain any supplemental retirement plan for executives.

Other Benefits.  The Corporation contractually provides a term life insurance policy with a face amount approximately equal to one year’s base compensation for each of the named executive officers who currently serve as officers of Farmer Mac, as well as long-term disability insurance.  Those named permanent executive officers also participate in Farmer Mac’s other benefit plans on the same terms as other employees.  These plans include medical and dental insurance and a $50,000 group term life insurance policy.

Payments in Connection with a Change-in-Control

Farmer Mac’s statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Class A and B voting common stock.  Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control.

Post-Employment Compensation

Messrs. Gerber, Buzby and Stenson have employment agreements that provide for severance payments in the event the contracts are terminated by Farmer Mac other than for cause.  These termination provisions are described in “Compensation of Executive Officers — Potential Payments upon Termination (Employment Agreements with Officers)” and are included in the contracts because they are typically included in similar agreements among peers and are beneficial retention provisions.

Impact of Accounting and Tax Treatment on Compensation Awards

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that the Corporation may deduct in any one year with respect to each of its five most highly paid executive officers.  There is an exception to the limitation for “performance-based compensation” meeting certain requirements.  There was no Section 162(m) impact on payments to any named executive officer made in respect of the 2009 tax year.

Farmer Mac has not historically taken into consideration the impact of the accounting treatment of compensation to named executive officers in determining their compensation.  Farmer Mac’s compensation program does, however, discount the impact of SFAS 133 and SFAS 123(R) in the determination of income for compensation purposes.

Farmer Mac’s Policies Regarding Stock Ownership and Trading

Farmer Mac has no policies that require a particular level of stock ownership by named executive officers.  Farmer Mac has a policy on insider trading by all directors and employees, including named executive officers, that requires compliance with securities laws and Farmer Mac policies on insider trading (including “windows” for sale of stock and the adoption of Rule 10b5-1 plans) and prohibits trading in options on Farmer Mac securities.

Compensation Consultant Fees

Compensation Committee.

Mercer billed Farmer Mac an aggregate $204,912 for 2009 for professional services rendered for the Compensation Committee.

Other Work.

In 2009, Mercer billed Farmer Mac $985 for evaluations of two non-officer positions, work that was not pre-approved by the Compensation Committee.

Compensation Committee Pre-Approval Policies

Commencing in 2010, the Compensation Committee considers and pre-approves, as appropriate, all permissible non-Committee contracted-for services provided by the Committee’s compensation consultant prior to the Corporation’s engagement of the compensation consultant with respect to such services.

— Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Farmer Mac’s documents with respect to the offer or sale of securities (“Offering Circulars”) or any previous corporate filings under the Securities Act or the Exchange Act, the Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act or the Exchange Act, except to the extent Farmer Mac specifically incorporates such information by reference, and will not otherwise be deemed to have been or to be filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report.

Compensation Committee

Dennis L. Brack, Chairman	Ernest M. Hodges
Mitchell A. Johnson	Lowell L. Junkins
Glen O. Klippenstein	John Dan Raines

— Compensation Committee Interlocks and Insider Participation

Directors Brack, Hodges, Johnson, Junkins, Klippenstein and Raines comprise Farmer Mac’s Compensation Committee.  None of these directors is, or has been, a Farmer Mac officer or employee, and none had any relationship requiring disclosure by Farmer Mac as a “related person transaction” under SEC rules.  None of Farmer Mac’s executive officers serves, or has served, as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity, except for Michael Gerber.  Mr. Gerber, who was member of the Board from June 7, 2007 through February 28, 2009, was Acting President and Chief Executive Officer of the Corporation from September 30, 2008 through February 28, 2009 and since then has been President and Chief Executive Officer.

—Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information with respect to the compensation awarded to, earned by, or paid to Farmer Mac’s chief executive officer, chief financial officer and each of Farmer Mac’s five other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended December 31, 2009.

Name and Principal Position	Fiscal Year	Salary		Restricted Stock Awards[1]	Option/SARs Awards[2]	Non-Equity Incentive Compensation[3]	All Other Compensation[4]		Total
Michael A. Gerber	2009	$528,990	[5]	$148,250	$206,205	$648,544	$368,647	[7]	$1,900,636
President and CEO	2008	131,712	[6]	—	—	—	—		131,712
(commencing 10/1/08)
William T. Sandalls, Jr.	2009	161,690		—	—	—	—		161,690
Acting CFO	2008	70,113		—	—	—	—		70,113
(10/20/08 - 3/31/09)
Tom D. Stenson	2009	366,097		118,600	164,964	281,192	71,913		1,002,766
Executive Vice President and COO	2008	346,716			514,899	248,997	66,527		1,177,139
	2007	303,434			659,309	318,875	64,702		1,346,320
Timothy L. Buzby	2009	289,078		118,600	164,964	172,895	78,915		824,453
Vice President – CFO[8]	2008	253,591			235,708	140,008	72,089		701,396
	2007	243,358			330,890	193,225	66,561		834,034
Jerome G. Oslick	2009	281,542		59,300	82,482	138,474	76,373		638,171
Vice President – General Counsel	2008	278,554			213,223	129,786	70,260		691,823
	2007	267,313			214,344	100,603	65,202		647,462
Mary K. Waters	2009	194,834		44,475	61,862	86,858	68,017		456,045
Vice President – Corporate Relations[9]	2008	183,133			179,176	87,998	62,793		513,099
	2007	156,365			225,709	109,145	50,960		542,179

1The grant date fair value for each share of the restricted stock awarded in 2009 was $5.93, which was the price of the stock on the date granted.
2 The valuation of the option and SARs awards was the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and was determined based on applying the assumptions used in Note 9 to the financial statements on page 162 of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2009.
3 For 2009, amounts in this column are comprised of incentive compensation paid in 2009 with respect to Business Plan Year July 1, 2008-June 30, 2009 and paid in 2010 with respect to the second half of 2009 in the following amounts: Mr. Gerber, $166,667 with respect to 2008-09, $273,544 with respect to the second half of 2009; Mr. Stenson, $156,736 with respect to 2008-09, $124,456 with respect to the second half of 2009; Mr. Buzby, $91,732 with respect to 2008-09, $81,163 with respect to the second half of 2009; Mr. Oslick, $68,101 with respect to 2008-09, $70,373 with respect to the second half of 2009; and Ms. Waters $47,213 with respect to 2008-09, 39,645 with respect to the second half of 2009.
4 Includes contributions to the Corporation’s defined contribution pension plan in the amount of $40,217 for 2009 on behalf of Messrs. Gerber, Buzby, Stenson and Oslick and $30,736 for Ms. Waters, as well as health, disability and life insurance premium payments paid on behalf of each of the named executive officers (other than the acting executive officers).  See “Employment Agreements.”  For Mr. Gerber and Mr. Sandalls, Farmer Mac paid for temporary living expenses in the District of Columbia through May 2009 and March 2009, respectively.
5 In 2008 and through February 2009, Farmer Mac reimbursed Mr. Gerber’s employer, Farm Credit of Western New York, ACA, for the full amount he was paid in his permanent position, including salary, short-term incentive compensation, medical, disability and life insurance and automobile allowance.
6 Includes relocation allowance of $150,000 and payments of $222,917 upon execution of Mr. Gerber’s contract.
7 Effective March 1, 2009, Farmer Mac entered into an employment agreement with Mr. Gerber as President and Chief Executive Officer.  That agreement is described in Farmer Mac’s Current Report on Form 8-K filed with the SEC on March 18, 2009.
8 Mr. Buzby was Vice President – Controller and Acting Treasurer until April 2, 2009 when he was appointed Vice President – Chief Financial Officer (Mr. Buzby was also appointed Treasurer on October 8, 2009).
9 Ms. Waters resigned her position as of April 5, 2010.

Grants of Plan-Based Awards Table

The table below sets forth, as to each of the named executive officers, the following information with respect to SARs grants during 2009:  (1) the grant date of SARs granted under the 2008 Omnibus Incentive Plan; (2) the number of shares of Class C Non-Voting Common Stock underlying SARs granted; (3) the exercise price of such SARs; and (4) the grant date fair value of such SARs under the Black-Scholes option pricing model.

Name	Grant Date	Number of Securities Underlying SARs[1] (#)	Exercise Price of SARs Awards ($/Share)	Grant Date Fair Value of SARs Awards[2]

Michael A. Gerber	June 4, 2009	50,000	$5.93	$206,205
William T. Sandalls, Jr.	—	—	—	—
Tom D. Stenson	June 4, 2009	40,000	5.93	164,964
Timothy L. Buzby	June 4, 2009	40,000	5.93	164,964
Jerome G. Oslick	June 4, 2009	20,000	5.93	82,482
Mary K. Waters	June 4, 2009	15,000	5.93	61,862

1 SARs granted in 2009 expire 10 years from the grant date and vest in installments:  one-third vests on each of May 31, 2010, May 31, 2011 and May 31, 2012.
2 The fair value at grant date of SARs granted during 2009 has been estimated using the Black-Scholes option pricing model with the following assumptions:  a dividend yield of 3.2%; an expected volatility of 103.6%; a risk-free interest rate of 1.6%; and an expected life of seven years, resulting in a value of approximately $4.12 per share.

Outstanding Equity Awards at Year End

The following table sets forth certain information relating to stock options previously granted to the named executive officers as of December 31, 2009.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable[1]	Option Exercise Price	Option Expiration Date

Michael A. Gerber	4,000	2,000	$29.33	6/7/2012

William T. Sandalls, Jr.	—	—	—	—

Tom D. Stenson	26,951	—	31.24	6/7/2011
	25,901	—	29.10	6/6/2012
	35,870	—	19.86	8/11/2014
	44,478	—	20.61	6/16/2015
	42,345	—	26.36	6/1/2016
	37,372	18,686	29.33	6/7/2017

Timothy L. Buzby	4,627	—	31.02	6/13/2011
	13,975	—	29.10	6/6/2012
	14,023	—	22.40	6/5/2013
	12,916	—	19.86	8/11/2014
	19,203	—	20.61	6/16/2015
	23,043	—	26.36	6/1/2016
	18,756	9,378	29.33	6/7/2017

Jerome G. Oslick	22,483	—	31.24	6/7/2011
	18,410	—	29.10	6/6/2012
	25,750	—	22.40	6/5/2013
	10,091	—	26.36	6/1/2016
	18,178	—	29.33	6/7/2017

Mary K. Waters[2]	3,000	—	20.50	7/5/2010
	13,082	—	26.36	7/5/2010
	12,794	6,397	29.33	7/5/2010

1 Mr. Gerber’s unexercisable options that expire in 2012 vest on May 31, 2010.  Ms. Waters’ and Messrs. Stenson’s and Buzby’s unexercisable options that expire in 2017 vest on May 31, 2010.
2 Ms. Waters resigned from Farmer Mac as of April 5, 2010, accelerating the expiration date of her options to 90 days after the termination of her employment.

The following table sets forth certain information relating to SARs previously granted to the named executive officers as of December 31, 2009.

Name	Number of Shares Underlying Unexercised SARs # Exercisable	Number of Shares Underlying Unexercised SARs # Unexercisable[1]	SARs Exercise Price	SARs Expiration Date

Michael A. Gerber	—	50,000	$5.93	6/4/2019

William T. Sandalls, Jr.	—	—	—	—

Tom D. Stenson	14,205	28,412	28.94	6/5/2018
	—	40,000	5.93	6/4/2019

Timothy L. Buzby	6,503	13,006	28.94	6/5/2018
	—	40,000	5.93	6/4/2019

Jerome G. Oslick	5,882	11,764	28.94	6/5/2018
	—	20,000	5.93	6/4/2019

Mary K. Waters	4,943	9,887	28.94	6/5/2018
	—	15,000	5.93	6/4/2019

1 Unexercisable SARs that expire in 2019 vest one-third on each of May 31, 2010, 2011 and 2012; unexercisable SARs that expire in 2018 vest one-half on each of May 31, 2010 and 2011.

The following table sets forth certain information relating to restricted stock previously granted to the named executive officers as of December 31, 2009.

Name	Number of Unvested Shares of Restricted Stock Unexercisable	Market Value of Unvested Shares of Restricted Stock	Vesting Date[1]

Michael A. Gerber	25,000	$175,250	March 31, 2012

William T. Sandalls, Jr.	—	—	—

Tom D. Stenson	20,000	140,200	March 31, 2012

Timothy L. Buzby	20,000	140,200	March 31, 2012

Jerome G. Oslick	10,000	70,100	March 31, 2012

Mary K. Waters	7,500	53,250	N/A	[2]
__________________________
1 With respect to 50% of the restricted stock grant, an annual compounded growth rate of 5% in outstanding guarantees, loans and commitments from the period starting on May 1, 2009 until December 31, 2011, measured at those two dates; and
With respect to 50% of the restricted stock grant:
•
An annual rate of net charge offs to the average balance of outstanding guarantees, loans and commitments equal to or less than 20 basis points for the period from May 1, 2009 to December 31, 2011, measured at those two dates; and

•
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans and commitments of not greater than 2.5% from May 1, 2009 to December 31, 2011.

2 Ms. Waters resigned her position as an executive officer prior to her restricted stock vesting.

Option and SAR Exercises

None of the named executive officers exercised any stock options or SARs in 2009.

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, SARs or restricted stock	Weighted average exercise price of outstanding options (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	1,404,861	$25.68	-0-

Equity compensation plans approved by stockholders	595,152	$7.94	1,400,928

2008 Plan.  In 2008, the Board adopted, and the voting stockholders approved, the 2008 Omnibus Incentive Plan (the “2008 Plan”), a broad-based incentive compensation plan for directors, officers and non-officer employees.  Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares.  Under the 2008 Plan, no participant may be granted stock option awards relating to more than 300,000 shares of common stock during any calendar year, and may be granted no more than 150,000 shares each of restricted stock, performance shares, performance units or other stock-based awards.  The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any one plan year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The terms of the 2008 Plan are intended to, among other things, permit the Compensation Committee to impose performance goals with respect to any award, thereby requiring forfeiture of all or part of any award if such performance goals are not met, or linking the time or amount of exercisability, vesting, payment or settlement of an award to the achievement of performance goals.  The 2008 Plan provides that the performance goals will be based on certain specified business criteria which are intended to encompass a wide range of financial and operational activities of the Corporation on a consolidated basis and/or for specified subsidiaries or business units of the Corporation.  For example, the business criteria used by the Committee in establishing the performance goals for such awards includes, but is not limited to:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Delinquency rate;

(r)	Net charge-offs; and

(s)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measure(s) may be used to measure the performance of the Corporation as a whole or any business unit of the Corporation, or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Corporation may select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants.  The Compensation Committee will specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to an award.  All determinations by the Compensation Committee as to the attainment of performance goals will be in writing.  The Compensation Committee may not delegate any responsibility with respect to an award that is intended to qualify as “performance-based compensation” under Internal Revenue Code section 162(m).

As of December 31, 2009, SARs covering 394,604 shares (net of cancellations) and 200,548 shares of restricted stock had been granted under the 2008 Plan and 496,080 options granted under the 1997 Plan were cancelled and added to shares available under the 2008 Plan in 2009, leaving 1,400,928 shares of Class C Non-Voting Common Stock available for future issuance of grants under the 2008 Plan as of that date.  SARs granted under the 2008 Plan during 2009 have exercise prices ranging from $5.93 to $7.78 per share.

1997 Plan.  In 1997, the Board adopted the 1997 Incentive Plan (the “1997 Plan”), a broad-based option plan for directors, officers and non-officer employees.  The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years from such date.  The 1997 Plan provides for the automatic annual grant to directors of five-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the Annual Meeting of Stockholders, with the option price to be determined as of such day.  Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year and one-third the second following year.  Beginning in 2004, options granted under the 1997 Plan generally vest one-third in each of the first three years following the date of option grant.  The Board and management have determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation.  Accordingly, the 1997 Plan permits the grant of options to all employees (not just officers) based on their annual evaluations and to newly-hired employees.

If an option holder’s employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder’s rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability).  Upon a termination for “cause,” the options expire immediately.  Following the termination of a director’s service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination.  The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder’s death or disability.

As of December 31, 2009, options covering 3,748,997 shares (net of cancellations) were granted under the 1997 Plan, of which 1,404,861 remain outstanding.  As of December 31, 2009, no shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan.

Potential Payments upon Termination (Employment Agreements with Officers)

The Corporation has entered into employment agreements (each an “Agreement,” collectively, the “Agreements”) with members of senior management (for purposes of this section, the “officers”), including the named executive officers who currently serve as officers of Farmer Mac other than Mr. Oslick, in order to provide them with a reasonable level of job security, while limiting the Corporation’s ultimate financial exposure.  Significant terms of the Agreements address each officer’s scope of authority and employment, base salary and incentive compensation, benefits, conditions of employment, termination of employment and the term of employment.  Although the Agreements generally expire on dates approximately three to four years from their execution, the Corporation’s exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of each Agreement.  The Agreements with Messrs. Buzby and Stenson expire on July 1, 2012; the Agreement with Mr. Gerber expires on July 1, 2011.

Under the Agreements, the officers are entitled to a base salary and discretionary incentive compensation.  Base compensation for all officers is paid bi-weekly over the course of each year.  The current base salaries for the four named executive officers who currently serve as officers of Farmer Mac are: Mr. Gerber, $550,000; Mr. Buzby, $340,000; Mr. Oslick, $295,619; and Mr. Stenson, $384,402.  Awards of incentive compensation are considered annually at the end of the calendar year and are determined and payable under the circumstances discussed above in “Compensation Discussion and Analysis.”

The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health insurance, dental insurance and life insurance which, with respect to disability and life insurance, are above the levels provided to employees generally.  Mr. Oslick receives benefits comparable to those provided for in the Agreements.  See the Summary Compensation Table for information on other benefits extended to the named executive officers.

Mr. Gerber’s Agreement also provides that if his employment is terminated other than “for cause” he will be paid severance in the amount of twice his base salary.  The Agreements of the other officers provide that an officer’s employment may be terminated “without cause” upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years.  If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of the final date of dissolution or one and one-half years following the effective date of the dissolution.  Upon termination of employment due to an officer’s death or disability, the officer will generally be entitled to benefits on the same basis as “without cause”; however, the Corporation’s obligations in such instances are substantially covered by insurance.  The Agreements may be terminated by Farmer Mac for cause, in which event the officer will be paid only accrued compensation to the date of termination.

The following table shows the total that would be payable to the current named executive officers who currently are officers of Farmer Mac in the event of a termination without cause.

Name	Termination Payment
Michael A. Gerber	$1,100,000
Tom D. Stenson	768,804
Timothy L. Buzby	680,000
Jerome G. Oslick	N/A

— Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee.  This policy applies to any transaction or series of transactions in which Farmer Mac is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest.  The policy requires each director or executive officer involved in such a transaction to notify the General Counsel of each such transaction.  Farmer Mac reviews all relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  The Corporation’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions.  Under the policy, the General Counsel will determine whether a transaction meets the requirements of a “related person transaction” requiring review by the Corporate Governance Committee.  Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action.  Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Corporation.  If the Corporation becomes aware of an existing related persons transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision or termination of the transaction.  A related person transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.  Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in the Corporation’s Proxy Statement as required under SEC rules.

Transactions with Related Persons in 2009

From time to time, Farmer Mac purchases or commits to purchase qualified loans, USDA-guaranteed portions or AgVantage® securities from, or enters into other business relationships with, institutions that own 5% or more of a class of Farmer Mac’s Voting Common Stock or that have an officer or director who is also a member of Farmer Mac’s Board of Directors.  These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.  To the extent such transactions involve indebtedness issued by the related person, those transactions were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to Farmer Mac and did not involve more than the normal risk of collectability or present other unfavorable features.  Although Farmer Mac entered into transactions with related persons in 2009, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a “related person transaction” under SEC rules.  For additional information about transactions between Farmer Mac and related persons, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations ─ Results of Operations ─ Related Party Transactions” and Note 3 in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item No. 2:  Selection of Independent Auditors

The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation’s independent auditors “annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting.”  In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied and the effectiveness of internal controls.  The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation’s financial statements.  During the fiscal year ended December 31, 2009, the Audit Committee, which is composed of Messrs. Raines (Chairman), Engebretsen, Jackson and Maxwell and Ms. Bartling, met ten times.

In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders PricewaterhouseCoopers LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2010.  This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.  Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

PricewaterhouseCoopers LLP was selected to replace Deloitte & Touche LLP as the Corporation’s independent auditors on March 30, 2010.  Deloitte & Touche LLP had acted as the Corporation’s independent auditors in connection with the Corporation’s audited financial statements for the fiscal years ended December 31, 2002 through 2009.  The decision to retain PricewaterhouseCoopers LLP and not to rehire Deloitte & Touche LLP was recommended by the Audit Committee based upon proposals received from four major accounting firms, including Deloitte & Touche LLP, and was not based upon any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure and there have been no such disagreements with Deloitte & Touche LLP.  Deloitte & Touche LLP’s reports on Farmer Mac’s financial statements for the previous two years contained no adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except to make reference to Farmer Mac’s adoption of the following accounting standards:  Accounting for Uncertainty in Income Taxes, as of January 1, 2007; and Fair Value Measurements and The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008.  No representative of Deloitte & Touche LLP is expected to attend the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2010.  Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation’s Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $1,493,500 and $1,575,448 for 2009 and 2008, respectively, for professional services rendered for the audit of Farmer Mac’s annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q.

Audit-Related Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $536,753 and $222,772 for 2009 and 2008, respectively, for the issuance of comfort letters, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac’s annual financial statements and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q and not reported in “Audit Fees” above.

Tax Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $40,056 and $59,612 for 2009 and 2008, respectively, for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $3,701 for 2008 for fees other than the audit and review fees, audit-related fees and tax fees referred to above.  There were no fees billed for these items for 2009.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac’s independent auditor prior to the engagement of the independent auditors with respect to such services.  One hundred percent of the services provided by Deloitte & Touche LLP in 2008 and 2009 were pre-approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmer Mac’s officers and directors, and persons who beneficially own more than 10% of a registered class of Farmer Mac’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and owners of more than 10% of Farmer Mac stock are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

Based solely on Farmer Mac’s review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and beneficial owners of greater than 10% of any class of equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2009.

Principal Holders of Voting Common Stock

To Farmer Mac’s knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5% or more of the outstanding shares of Farmer Mac’s Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5% or more of the total number of outstanding shares of Farmer Mac’s Voting Common Stock (both Class A and Class B).

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding	Percent of Total Shares Held By Class
AgFirst Farm Credit Bank Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%

AgriBank, FCB[1] St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%

CoBank, ACB[2] Greenwood Village, CO 80111	62,980 shares of Class B Voting Common Stock	4.11%	12.59%

Farm Credit Bank of Texas Austin, TX 78761	38,503 shares of Class B Voting Common Stock	2.52%	7.70%

National Rural Utilities Cooperative Finance Corporation Herndon, VA 20171-30025	79,000 shares of Class A Voting Common Stock	5.16%	7.66%

U.S. AgBank, FCB Wichita, KS 67201	100,273 shares of Class B Voting Common Stock	6.55%	20.04%

The Vanguard Group, Inc. Valley Forge, PA 19482	56,295 shares of Class A Voting Common Stock	3.68%	5.46%

Zions First National Bank Salt Lake City, UT 84111	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

1 Brian J. O’Keane, currently a member of the Board of Directors and a Class B Nominee, is the Senior Vice President and Chief Financial Officer of AgriBank, FCB.
2 Brian P. Jackson, currently a member of the Board of Directors and a Class B Nominee, is currently an employee of, and formerly the Executive Vice President and Chief Financial and Administrative Officer of, CoBank, ACB.

Solicitation of Proxies

The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material.  The Corporation has retained Georgeson Inc. to act as the Corporation’s proxy solicitation firm for a fee of approximately $5,500.  In addition to solicitation by mail, employees of Georgeson Inc. may solicit proxies by telephone, electronic mail or personal interview.  Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them and will be reimbursed for their reasonable expenses by the Corporation.

Other Matters

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members’ best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting.  The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting.  If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accordance with its members’ best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, including financial statements thereto.  Written requests should be directed to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  A copy of Farmer Mac’s most recent Form 10-K is also available on the Corporation’s website, www.farmermac.com, in the “SEC Filings” portion of the “Investors—Equity” section of the website.  Please note that all references to www.farmermac.com in this Proxy Statement are inactive textual references only and that the information contained on Farmer Mac’s website is not incorporated by reference into this Proxy Statement.
_____________________________

The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting.  In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Jerome G. Oslick
Corporate Secretary

April 28, 2010
Washington, D.C.

CLASS A COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2009 Annual Report are available at www.farmermac.com/investors/annualmeeting/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 060310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

The Board of Directors recommends a vote "FOR ALL NOMINEES."

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Dennis L. Brack ______
- ○ James R. Engebretsen ______
- ○ Dennis A. Everson ______
- ○ Mitchell A. Johnson ______
- ○ Clark B. Maxwell ______

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class A Voting Common Stock you owned on April 14, 2010. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 3, 2010 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

The Board of Directors recommends a vote
FOR the election of all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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CLASS B COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2009 Annual Report are available at www.farmermac.com/investors/annualmeeting/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 060310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

The Board of Directors recommends a vote "FOR ALL NOMINEES."

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Richard H. Davidson ______
- ○ Ernest M. Hodges ______
- ○ Brian P. Jackson ______
- ○ Brian J. O'Keane ______
- ○ John Dan Raines ______

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

*TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class B Voting Common Stock you owned on April 14, 2010. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 3, 2010 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

The Board of Directors recommends a vote FOR the election of all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

14475